Exhibit (a)(1)(iv)

LETTER TO CLIENTS

LTX-CREDENCE CORPORATION

EXCHANGE OFFER FOR

ANY AND ALL OF ITS OUTSTANDING

3.5% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE MAY 15, 2010

(CUSIP Nos. 225302 AG 3 and 225302 AH 1)

Pursuant to the Offering Circular dated April 22, 2009

The exchange offer (the “Exchange Offer”), which is being made by LTX-Credence Corporation (“LTXC”), will expire at 5:00 p.m., New York City time, on Wednesday, May 20, 2009, unless the Exchange Offer is extended earlier terminated by LTXC (such date and time, as may be so extended or terminated, the “Expiration Time”). In order to be eligible to receive the Exchange Offer Consideration (as described below) offered upon tender of LTXC’s 3.5% Convertible Senior Subordinated Notes due May 15, 2010 (“Old Notes”) pursuant to the Exchange Offer, holders of Old Notes (“Holders”) must tender and not withdraw their Old Notes before the Expiration Time.

Old Notes tendered in the Exchange Offer may be withdrawn at any time prior to the Expiration Time.

To Our Clients:

We are enclosing herewith the documents listed below relating to the Exchange Offer by LTX to exchange any and all of its outstanding Old Notes for the Exchange Consideration (as described below), upon the terms and subject to the conditions set forth in the Offering Circular dated April 22, 2009 (the “Offering Circular” ), and the accompanying letter of transmittal (the “Letter of Transmittal”). Certain terms used but not defined herein have the meanings ascribed to them in the Offering Circular.

The consideration in this Exchange Offer that each holder of Old Notes (each a “Holder”) will receive for each $1,000 principal amount of Old Notes validly tendered and accepted for exchange (the “Exchange Offer Consideration”) is:

•	LTXC’s 3.5% Convertible Senior Subordinated Notes due May 15, 2011 (“New Notes”) in the principal amount of $750; plus

•	a cash payment equal to $199.6875; plus

•

a cash payment equal to the accrued and unpaid interest thereon to, but excluding, the settlement date, which amount is expected to be approximately $1.0694, assuming the settlement date of the Exchange Offer is May 26, 2009.

New Notes will be issued only in denominations of $1,000 or an integral multiple thereof. If the Exchange Offer Consideration that a tendering Holder would otherwise be entitled to receive results in a fractional interest in New Notes, meaning that the quotient that results from dividing (a) the aggregate principal amount of the New Notes such Holder would otherwise be entitled to receive by (b) $1,000, is not an integer, then such Holder will be entitled to receive New Notes in an aggregate principal amount equal only to the product of (i) the integral amount of such quotient and (ii) $1,000. In lieu of the fractional amount of such quotient, such Holder will be entitled to an additional cash payment equal to the product of (x) such fractional amount and (y) $798.75. All cash payments will be rounded down to the nearest whole cent.

Only Old Notes validly tendered and not validly withdrawn prior to the Expiration Time will be accepted for exchange.

For your information, enclosed herewith are copies of the following documents:

1.	Offering Circular; and

2.	Letter of Transmittal (together with accompanying Substitute Form W-9 and related Guidelines).

Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on Wednesday, May 20, 2009, unless the Exchange Offer is extended or earlier terminated by LTXC. The Exchange Offer is subject to certain conditions. Please see “Terms of the Exchange Offer—Conditions of the Exchange Offer” in the Offering Circular.

LTXC will not pay any fee, commission or expense to any broker or dealer or to any other persons in connection with the solicitation of tenders of the Old Notes pursuant to the Exchange Offer, other than reasonable and customary fees payable to The Bank of New York Mellon Trust Company, N.A., in its capacity as the exchange agent for the Exchange Offer. LTXC will not pay or cause to be paid any transfer taxes payable on the transfer of the Old Notes to LTXC, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

We are the holder of your Old Notes through our account with The Depository Trust Company (“DTC”). A tender of Old Notes can be made only by us as a DTC participant and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the Old Notes held by us through our DTC account pursuant to the terms and conditions set forth in the Offering Circular and the Letter of Transmittal.

We urge you to read the Offering Circular, including the documents incorporated by reference therein, and the Letter of Transmittal carefully before instructing us to tender your Old Notes. You may use the attached form to give your instructions.

PLEASE RETURN YOUR INSTRUCTIONS TO US IN THE ENCLOSED ENVELOPE OR CONTACT YOUR REPRESENTATIVE WITH INSTRUCTIONS TO PERMIT US TO TENDER YOUR OLD NOTES PRIOR TO THE EXPIRATION TIME.

INSTRUCTIONS TO THE DEPOSITORY TRUST COMPANY PARTICIPANT

To The Depository Trust Company Participant:

The undersigned hereby acknowledges receipt of the Offering Circular, dated April 22, 2009 (the “Offering Circular”), of LTX-Credence Corporation, a Massachusetts corporation (“LTXC”), and the accompanying letter of transmittal (the “Letter of Transmittal”), which together set forth the terms and conditions of the offer (the “Exchange Offer”) by LTXC to exchange any and all of its outstanding 3.5% Convertible Senior Subordinated Notes due May 15, 2010 (“Old Notes”) for cash and LTXC’s 3.5% Convertible Senior Subordinated Notes due May 15, 2011, upon the terms and subject to the conditions set forth in the Offering Circular and in the Letter of Transmittal. Certain terms used but not defined herein have the meanings ascribed to them in the Offering Circular.

This will instruct you as to the action to be taken by you, for the account of the undersigned, relating to the Exchange Offer.

The aggregate principal amount of Old Notes held by you through your account with The Depository Trust Company (“DTC ”) for the account of the undersigned is (fill in amounts):

CUSIP No. 225302 AG 3: $

CUSIP No. 225302 AH 1: $

The undersigned hereby instructs you to (check applicable boxes and fill in amounts):

☐ Tender $             principal amount of Old Notes bearing CUSIP No. 225302 AG 3.*†

☐ Do not tender any Old Notes bearing CUSIP No. 225302 AG 3.

☐ Tender $             principal amount of Old Notes bearing CUSIP No. 225302 AH 1.*†

☐ Do not tender any Old Notes bearing CUSIP No. 225302 AH 1.

* Must be tendered in denominations of $1,000 principal amount or an integral multiple thereof.

† Unless otherwise indicated, the entire amount of Old Notes indicated above as held by you through your account with DTC for the account of the undersigned will be tendered in $1,000 integral multiples.

PLEASE SIGN HERE AND COMPLETE THE FOLLOWING INFORMATION

Signature(s):

Printed Name(s):

Address(es) (including zip code(s)):

Telephone Number(s) (including area code(s)):

Taxpayer Identification or Social Security Number(s):

Date:

3